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Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

Shellye Archambeau Named to Board of Directors at Arbitron Inc.

NEW YORK; November 15, 2005 – Shellye L. Archambeau, chief executive officer, MetricStream, Inc., has been named to the board of directors at Arbitron Inc. Ms. Archambeau brings nearly 20 years experience creating sales growth in enterprise software and technology firms that serve domestic and international markets.

“As Arbitron deploys a growing number high-tech solutions in our media and marketing research services, Ms. Archambeau’s insight and experience will be a great benefit to Arbitron’s senior executives as we invest in the initiatives that will help drive the company’s future growth,” said Steve Morris, president and chief executive officer, Arbitron Inc.

Since 2002, Ms. Archambeau has been the chief executive officer of MetricStream Inc. (formerly Zaplet, Inc.), a provider of enterprise software that allows corporations in diverse industries such as automotive, food, pharmaceuticals, manufacturing and electronics to manage quality processes, regulatory and industry-mandated compliance activities and corporate governance initiatives.

Prior to MetricStream, Ms. Archambeau was chief marketing officer and executive vice president of sales for Loudcloud, Inc., responsible for all global sales and marketing activities. At Loudcloud, she led the transformation into an enterprise-focused company while growing sales by 50 percent year-over-year. Previously, Ms. Archambeau served as chief marketing officer for NorthPoint Communications, where she led the design and implementation of all sales and marketing strategies. Ms. Archambeau also served as president of Blockbuster, Inc.’s e-commerce division and was recognized by Internet World as one of the Top 25 “Click and Mortar” executives in the country in June of 2000. Ms. Archambeau spent the prior 15 years at IBM, holding several domestic and international executive positions.

Ms. Archambeau is a current member of the Information Technology Senior Management Forum, the Forum of Women Entrepreneurs and the Women’s Council to the Board of Trustees for the University of Pennsylvania. She has sat on the Council on Foreign Relations and has been inducted into the National Hall of Fame of the Negro Business and Professional Women’s Club.

Ms. Archambeau earned a bachelor of science at the University of Pennsylvania, Wharton School of Business and attended the IBM Business Management Institute in Brazil.

With the addition of Ms. Archambeau, the Arbitron Inc. Board of Directors consists of: Lawrence Perlman, nonexecutive chairman, formerly chairman and chief executive officer of Ceridian Corporation; Shellye Archambeau, chief executive officer of MetricStream Inc.; Alan Aldworth, chairman, president and chief executive officer of ProQuest Company; Erica Farber, publisher and chief executive officer of Radio and Records, Inc.; Philip Guarascio, chairman and chief executive officer of PG Ventures LLC, formerly vice president and general manager of General Motors Corporation in charge of North America Advertising and Corporate Marketing; Larry E. Kittelberger, senior vice president, Administration, and chief information officer of Honeywell International Inc., formerly senior vice president and chief information officer of Lucent Technologies Inc.; Stephen B. Morris, president & chief executive officer, Arbitron Inc.; Luis G. Nogales, managing partner, Nogales Investors LLC; Richard A. Post, private investor; formerly managing partner of LoneTree Capital Partners.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has also developed the Portable People Meter (PPMSM), a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 1,700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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PPMSM is a service mark of Arbitron Inc.